Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Citizens Financial Services, Inc. of our report dated January 27, 2006, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of Citizens Financial Services, Inc. for the year ended December 31, 2005.

/s/ S. R. Snodgrass, A. C.

Wexford, PA
August 25, 2006

August 25, 2006

Citizens Financial Services, Inc.
15 South Main Street
Mansfield, PA 16933

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Citizens Financial Services, Inc. for the periods ended March 31, 2006 and 2005, and June 30, 2006 and 2005, as indicated in our reports dated April 27, 2006 and July 31, 2006, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your quarterly report on Form 10-Q for the quarter ended March 31, 2006 and June 30, 2006, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,

/s/ S. R. Snodgrass, A. C.